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                                                                    Exhibit 99.1


          Coinless Systems, Inc. Excited About New Corporate Management

         LAS VEGAS, Feb. 27 /PRNewswire-FirstCall/ -- Coinless Systems, Inc. (BB:CLSY), (http://www.coinlesssystems.com ) a leading developer of coinless technology for the gaming industry, today announced Board of Directors appointments.

         Coinless Systems, Inc. has appointed four new members to the Board of Directors. Accepting positions on the board are Darryl Dorsett, CFO of Coinless Systems, Inc.; David Houston Esq., a 25 year veteran litigation attorney; Michael Saunders, the original inventor of Coinless Systems, Inc.'s gaming patents; and Dr. Rolf Carlson, a senior cryptographist at Sandia National Laboratories. Darryl Dorsett has accepted the position as Chairman of the Board and will continue to serve as corporate CFO. "We have taken certain clear and decisive measures to put Coinless Systems back on track," stated Darryl Dorsett. "The shareholders should not expect anything less. We are very excited about the opportunity to have this group of accomplished individuals join the Coinless team and take the company to a brighter future." Dennis Sorenson delivered, and Coinless Systems has accepted, his resignation as Chairman of the Board and company President/CEO effective Feb. 20th 2003. As part of its restructuring efforts, Coinless Systems, Inc. has retained Legal iGaming, Inc. to provide management services to fill the vacancy left by the resignation of Mr. Sorenson. Legal iGaming, Inc. is headed by Michael Saunders, who is a 24 year veteran in the gaming industry, and a previous president of Coinless Systems, Inc. Michael Saunders will act as interim President as part of the overall management services provided by Legal iGaming, Inc.

         "This management team is a perfect choice for us, due to Mr. Saunders' in-depth knowledge of Coinless Systems, Inc. and his successful track record in the gaming industry," said Darryl Dorsett.

         Coinless Systems, Inc. is a Las Vegas based company with its principal product, "Scan After Print(TM)" technology employs a patented process that instantly verifies and ensures the accuracy of bar-coded tickets at the slot machine as well as the cashier cage.

         Safe harbor for Forward-Looking Statements -- Excepts for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in future periods to differ materially from forecasted results.

         For more information, please contact Michael Saunders at (877)
778-2646.

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